Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES OCTOBER 2009 US TRADING VOLUMES

NEW YORK, November 9, 2009 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that October 2009 US trading volume was 3.8 billion shares and average daily volume (ADV) was 172 million shares. This compares to 3.8 billion shares and ADV of 183 million shares in September 2009 and 5.7 billion shares and ADV of 247 million shares in October 2008.

There were 22 trading days in October 2009, 21 in September 2009 and 23 in October 2008.

ITG US Trading Activity

October 2009

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

October	22	3,791,593,825	172,345,174

Year-to-Date:	210	40,707,826,340	193,846,792

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Contact:

J.T. Farley

(212) 444-6259

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